Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Trico Marine Services, Inc. (“Company”) and Trevor Turbidy (“Employee”).

1.  Termination.  Employee’s employment with Company has terminated without “Cause,” as such term is defined in the Employment Agreement entered into between Company and Employee effective September 1, 2005 (the “Employment Agreement”), effective July 9, 2007 (the “Termination Date”) through which date Employee has been paid his regular salary.

2.  Definitions.

(a) “Claims” means all theories of recovery of whatever nature, whether known or unknown, and whether recognized by the law or equity of any jurisdiction.  This term includes causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute.  This term includes any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by Employee, or on Employee’s behalf, in any lawsuit or other proceeding.  This term includes any claims and rights arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; and any other federal, state or local law or regulation regarding employment or the termination of employment.  This term includes any and all rights, benefits or claims Employee may have under any employment contract or under any retention, severance, bonus, stock option or incentive compensation plan, program or agreement.

(b) “Damages” means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction which is sought or which could be sought by Employee, or on Employee’s behalf, in any lawsuit or other proceeding.  This term includes actual, incidental, indirect, consequential, compensatory, exemplary, liquidated and punitive damages; rescission; attorneys’ fees; interest; costs; equitable relief; and expenses.  This term also includes wages, benefits or other compensation owed, or allegedly owed to Employee, by virtue of Employee’s employment or termination of employment with Company, including retention, severance, bonuses, stock option or incentive compensation, payable pursuant to any plan, program, or agreement.

(c) “Employee” means and includes Employee acting individually; in any corporate or other representative capacity; and on behalf of Employee’s heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns.

(d)“Released Parties” means and includes Company, and its past, present and future owners, trustees, parents, subsidiaries, affiliates, and related entities, and all of the foregoing entities’ and persons’ past, present and future directors, officers, employees, associates, agents, benefit plans (and each such plan’s fiduciaries, administrators, trustees, sponsors and representatives), insurance carriers, predecessors, successors, assigns, executors, administrators, and representatives, in both their representative and individual capacities; provided that this term does not include Employee.  Each of the Released Parties is an intended beneficiary of this Agreement.

3.  Consideration.  In consideration for Employee executing this Agreement, Company agrees to provide to Employee in accordance with the Employment Agreement the following, items (a), (b), (c) and (d) of which shall be paid on the first business day following the six-month anniversary of the Termination Date, and items (e) and (f) of which shall be provided as soon as administratively feasible, but no earlier than eight days after Employee executes this Agreement:

(a)

Three times Employee’s current annual base salary, for a payment equal to $1,125,000.00;

(b)

Three times the higher of (i) Employee’s highest annual bonus paid in Company’s three most recent fiscal years or (ii) Employee’s target bonus as provided in Company’s annual cash incentive plan), for a total of $1,387,500.00;

(c)

The amount of any earned and accrued bonus for 2007 ($0);

(d)

Any unreimbursed business expenses previously submitted to Company or incurred not more than 30 days prior to the Termination Date;

(e)

One month of Employee’s current base salary ($31,250), which represents the pre-termination notice period required by the Employment Agreement; and

(f)

The following health benefits:

(i)

If Employee elects to continue coverage for himself and/or his eligible dependents under Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, during the required period of COBRA continuation coverage with respect to Employee’s termination of employment from Company (but no more than eighteen months) (the “COBRA Period”), Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays for such COBRA continuation coverage and the employee contribution amount that active senior executive employees pay for the same or similar coverage under Company’s group health plans;

(ii)

If Employee has continued his COBRA coverage throughout the COBRA Period, then, for the thirty-six-month period beginning on the day immediately following the last day of the COBRA Period (the “Extended Coverage Period”), Company shall provide Employee (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period; provided, however, that such health benefits shall be provided to Employee through an arrangement that satisfies the requirements of sections 105 and 106 of the Internal Revenue Code of 1986, as amended, such that the benefits or reimbursements under such arrangement are not includible in Employee’s income;

(iii)The cost to Employee for the first eighteen months of coverage during the Extended Coverage Period shall be no greater than the employee contribution amount that active senior executive employees pay for the same or similar coverage under Company’s group health plans, and the cost to Employee for the second eighteen months of coverage during the Extended Coverage Period shall be no greater than the cost of COBRA continuation coverage; and

(iv)

Notwithstanding the preceding provisions of this paragraph 3(f), Company’s obligation to reimburse Employee during the COBRA Period and to provide health benefits to Employee during the Extended Coverage Period shall immediately end if and to the extent Employee becomes eligible to receive health plan coverage from a subsequent employer (with Employee being obligated hereunder to promptly report such eligibility to Company).

Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.  Finally, the amounts described in items (a), (b), (c) and (d) shall accrue interest on a non-compounded basis, from July 9, 2007 to the date such amounts are actually paid, at a rate of interest equal to the rate accrued by Company on its cash reserves during such period, which interest shall be paid in a lump sum on the date such amounts are actually paid.

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4.  Employee’s Release.

(g)

Subject to Section 4(d) below, Employee releases and discharges the Released Parties from, and hereby waives, all Claims and Damages with respect to the time period commencing from the beginning of time and ending on the date of Employee’s execution of this Agreement, including those related to, arising from or attributed to (i) Employee’s employment with Company, including the Employment Agreement, (ii) the termination of Employee’s employment, and (iii) all other acts or omissions related to any matter at any time prior to and including the date of Employee’s execution of this Agreement.

(h)

Employee understands and expressly agrees that the release in Section 4(a) extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past or present (but not future), which Claims are arising from, attributable to, or related to Employee’s employment with Company, the Employment Agreement, the termination of Employee’s employment, or any alleged action or inaction of the Released Parties, and that all such Claims are hereby expressly settled or waived.

(i)

Employee agrees not to bring or cause to be brought any Claims against any of the Released Parties in any court or before any arbitral authority, or accept any Damages for any Claims against any of the Released Parties, which Claims are related to, arising from or attributed to Employee’s employment with Company, the Employment Agreement, the termination of Employee’s employment, and any other matter covered by the release in Section 4(a).  Employee represents and warrants that Employee has not brought or caused to be brought any such Claims, or accepted any such Damages for any such Claims, against any of the Released Parties.

(j)

Notwithstanding anything contained in this Agreement to the contrary, Employee does not release nor discharge any and all Claims or Damages with respect to (i) his rights under this Agreement, (ii) his rights to indemnification under applicable corporate law and the bylaws of the Company and as an insured under any director’s and officer’s liability insurance policy now or previously in force, and (iii) and any claim for benefits under the Trico Marine Operators, Inc. 401(k) Retirement Plan or the Trico Marine Operators, Inc. Group Health Plan.

5.  Employer’s Release.  Company, on behalf of itself, the Board of Directors, any parent corporation, subsidiaries or affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents, waive all claims from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with Company or its affiliates or the termination of such employment.

6.  Cooperation in Litigation.  Employee agrees that Employee shall cooperate with, and assist, Company in defense of any claim, litigation or administrative proceeding brought against Company or any other Released Party, as reasonably requested by Company.  Such cooperation and assistance shall include (a) interviews of Employee by legal counsel for Company or other Released Party as reasonably requested by Company’s counsel, (b) Employee providing documents (or copies thereof) and executing affidavits as reasonably requested by Company’s counsel, and (c) Employee appearing for depositions, trials, and other proceedings as reasonably requested by Company’s counsel.  Furthermore, Employee shall not communicate with any party adverse to Company, or with a representative, agent or legal counsel for any such party, concerning any pending or future claims or litigation or administrative proceeding, except solely through legal counsel for Company.  Nothing in this Section 6 is intended to cause Employee to testify other than truthfully in any proceeding or affidavit.  Company agrees that (i) it will promptly reimburse Employee for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6 upon his presentation of documentation for such expenses and (ii) Employee will be reasonably compensated for any continued material services as required under this Section 6.

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7.  Warranties.  Employee agrees, represents and warrants that:

(k)

Employee is legally and mentally competent to sign this Agreement; and

(l)

Employee is the sole owner of any Claims that have been or could have been asserted, Employee has the requisite capacity and authority to make this Agreement, and no portion of any existing or potential Claims has been sold, assigned, pledged or hypothecated by Employee to any third party.

8.  Choice of Law.  This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, without reference to principles of conflict of law of Texas or any other jurisdiction, and, when applicable, the laws of the United States.

9.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of Company and the other Released Parties under any previous agreements or arrangements (including the Employment Agreement), except as otherwise provided in this Agreement.  In addition, by executing this Agreement, Employee agrees that he will in no way be considered to be an employee or a director of, or a consultant to, Company or the other Released Parties after the Termination Date, including, but not limited to, for purposes of any agreement evidencing a stock option (an “Option Agreement”) or a restricted stock award and the Employment Agreement.  Notwithstanding the foregoing, Employee’s obligations under Article 5 of the Employment Agreement (entitled “Ownership and Protection of Information; Copyrights), Article 6 of the Employment Agreement (entitled “Non-Competition Obligations”), and Article 7 of the Employment Agreement (entitled “Miscellaneous”) shall remain in full force and effect.  Further, each Option Agreement shall remain in force and effect in accordance with its terms following the Termination Date.  For purposes of clarity, Company acknowledges that, upon Employee’s execution of this Agreement, Employee’s stock options granted on March 15, 2005, March 13, 2006, and March 21, 2007 (the “Options”) that were not exercisable immediately prior to the Termination Date will become fully exercisable as of the Termination Date and remain exercisable by Employee at any time during the period of three months following the Termination Date, or by Employee’s estate (or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of one year following Employee’s death if Employee dies during such three-month period.  No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both Employee and Company.  No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement.  This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

10.  Acknowledgment of Terms.  Employee acknowledges that Employee has carefully read this Agreement; that Employee fully understands its final and binding effect; that Company admits to no wrongdoing in connection with Employee’s employment, the Employment Agreement, the termination of Employee’s employment, or any other matter covered by the release in Section 4(a); that this Agreement is intended as a compromise of all Claims which Employee has alleged or may allege against any of the Released Parties; that the only promises or representations made to Employee to sign this Agreement are those stated herein; and that Employee is signing this Agreement voluntarily.

11.  No Duty to Mitigate Losses. Employee shall have no duty to find new employment following the Termination Date.  Except to the extent Employee becomes eligible to receive health plan coverage from a subsequent employer as provided in Section 3(f)(iv) with respect to the health benefits, any salary or remuneration received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the Termination Date shall not reduce Company’s obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of Section 3.

12.  Waiver.  The failure of Company to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

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13.  Severability. Each part, term or provision of this Agreement is severable from the others.  Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby; provided that if the release in Section 4(a) is invalidated, Employee shall execute a valid release or this entire Agreement shall be voidable, at the option of Company, thereby allowing Company, at its discretion, to bring a cause of action against Employee that disputes Employee’s eligibility to exercise an Option Agreement and to bring a cause of action seeking the return of any cash, Common Stock, or other consideration that Employee received as a result of exercising an Option Agreement.

14.  Costs and Attorneys’ Fees.  If any action is initiated to enforce this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs and reasonable attorneys’ fees.

15.  Construction. This Agreement shall be deemed drafted equally by all the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  This Agreement represents a compromise of disputed Claims and is not to be construed as an admission, direct or indirect, against any interest of the parties.  Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all, and each and every”; (d) “includes” and “including” are each “without limitation;” and (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

16.   409A Compliance .. Notwithstanding anything contained in this Agreement to the contrary, Company and Employee agree to cooperate in good faith so that all payments made under this Agreement will conform and fully comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

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In Witness Whereof, the parties have executed this Agreement on the 27th day of July, 2007, to be effective as of the Termination Date.

EMPLOYEE

/s/ Trevor Turbidy
Trevor Turbidy

TRICO MARINE SERVICES, INC.

By:
Name:
Title:

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